SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 9, 2010
(Date of earliest event reported)

Farmers & Merchants Bancorp
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000 – 26099	94-3327828
(Commission File Number)	(IRS Employer Identification No.)

111 West Pine Street, Lodi, California 95240
(Address of principal executive offices)       (Zip Code)

(209) 367-2300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The Board of Directors of Farmers & Merchants Bancorp announced their unanimous decision to appoint Kent A. Steinwert to the position of Chairman of the Board of Directors, effective April 1, 2010. Steinwert will also continue to serve as the Company’s President and Chief Executive Officer. This appointment follows the recent retirement announcement of longstanding Chairman, Ole R. Mettler.

Steinwert has served as President and Chief Executive Officer of Farmers & Merchants Bank for the past 12 years.  He joined the Company in 1997 and under his leadership the Bank has grown from $600 million to over $1.7 billion in assets.  The Company has produced strong earnings for 12 consecutive years and is consistently recognized as one of the safest banks in the United States by national bank rating agencies including BauerFinancial, Inc.; VERIBANC®; Financial Management Consulting Group, LLC; TheStreet.com; and Findley Reports.

Steinwert grew up in Sacramento, graduated with a degree in economics from the University of California at Davis in 1974, obtained his MBA degree from Golden Gate University in 1980, and completed Organizational Management studies at Yale University in 1985.  His professional career in banking spans over 35 years.

Steinwert currently serves on the board of directors of both the American Bankers Association and the California Bankers Association (CBA). He is past chairman of the 119 year old CBA.  Steinwert has served on the board of directors and in officer positions with numerous community-based organizations.  He is a member of Woodbridge Golf & Country Club.  Steinwert lives in Lodi with his wife Patti and has four adult children and two grandchildren.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMERS & MERCHANTS BANCORP

By	/s/ Stephen W. Haley
Stephen W. Haley
Executive Vice President
& Chief Financial Officer

Date:  March 9, 2010